Exhibit 10.2
Amendment to Agreement
This Amendment to Agreement (this “Amendment”), dated effective as of August 18, 2009 (the “Effective Date”), is by and between S1 Corporation (the “Company”) and Meigan Putnam (the “Executive”).
RECITALS
A. The Company and the Executive entered into an Agreement dated December 24, 2008 (the “Agreement”); and
B. The Company and the Executive wish to amend the Agreement in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of these premises and mutual agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Amendment to Agreement. Section 3(d)(A) of the Agreement shall be amended and restated in its entirety as follows:
(A) pay You (i) in equal installments as of the 1st and 15th day of each month during the six month period commencing on Your date of termination (the “Severance Period”), an aggregate amount equal to one-half of Your then current annual base salary, and (ii) within thirty (30) days following Your date of termination, an aggregate amount equal to (i) one hundred eleven thousand one hundred thirty one dollars ($111,131) less any amounts previously paid to you under the 2009 Management Incentive Plan, and (b) the average annual bonus actually paid to You for the immediately prior three calendar years;
2. No Other Changes; Defined Terms. Except as provided above, the terms and conditions of the Agreement shall remain unchanged and shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

S1 CORPORATION
By:	/s/ Gregory D. Orenstein
Gregory D. Orenstein
SVP, Chief Legal Officer and Secretary

THE EXECUTIVE
/s/ Meigan Putnam
Meigan Putnam